UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 14, 2008
(Date of report)

January 11, 2008
(Date of earliest event reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)

(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

          On February 7, 2003, Sotheby's (or the "Company") sold the land and building located at 1334 York Avenue, New York, N.Y. (the "York Property") to an affiliate of RFR Holding Corp. ("RFR"). The York Property is home to the Company’s North American Auction, Dealer and Finance operations, as well as its corporate offices. In conjunction with this sale, the Company leased the York Property back from RFR for an initial 20-year term. (For additional information with respect to the lease, see Note 11 of Notes to Condensed Consolidated Financial Statements as included in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2007.)

          On January 11, 2008, the Company entered into a contract to acquire the York Property from an affiliate of RFR for $370 million. The Company also agreed to give the principals of RFR certain terms for future sales of works of art at Sotheby’s auctions. The Company intends to finance the purchase price through the assumption of an existing $235 million mortgage on the York Property (which bears interest at an annual rate of approximately 5.6%), and a combination of available cash resources and possible future borrowings. The Company has made an upfront payment to the seller of $50 million, and the closing of the sale will take place not later than July 1, 2009, nor earlier than April 1, 2008. The closing of the sale of the York Property will resolve all open issues between the Company and RFR relating to the York Property.

          To permit the consummation of this transaction, including the assumption of the existing $235 million mortgage on the York Property, the Company amended its senior secured credit agreement with an international syndicate of lenders arranged by Banc of America Securities LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney

Vice President, Corporate
Controller and Chief
Accounting Officer

Date:	January 14, 2008